Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-231749, 333-157276, 333-172596, 333-174983, 333-183617, 333-198757, 333-213407 and 333-225865) on Form S-8 of Flotek Industries, Inc. of our report dated June 27, 2019, with respect to the statement of net assets available for benefits of Flotek Industries, Inc. 401(k) Plan as of December 31, 2018 and 2017, the related statement of changes in net assets available for benefits for the year ended December 31, 2018, and the related supplemental schedule as of December 31, 2018, appearing in this Annual Report (Form 11-K) of Flotek Industries, Inc. 401(k) Plan.

/s/ Moss Adams LLP

Denver, Colorado
June 27, 2019